Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMMENCES TENDER OFFER AND CONSENT

SOLICITATION FOR ITS 9.500% SENIOR NOTES DUE 2017

NEW YORK, NY, November 12, 2014 – Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”), today announced that it has commenced a cash tender offer, on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated November 12, 2014 (the “Offer to Purchase”), for any and all of its outstanding 9.500% Senior Notes due 2017 (the “Notes”).

The Company is also soliciting consents to certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and related provisions in the Indenture.

The Offer to Purchase more fully sets forth the terms of the Company’s tender offer and consent solicitation. The Notes and other information relating to the tender offer are listed in the table below:

Notes	CUSIP Number	Principal Amount Outstanding	Tender Offer Consideration(1)	Consent Payment(2)	Total Consideration(1)
9.500% Senior Notes due 2017	588056AM3	$334,361,000	$1,023.00	$30.00	$1,053.00

(1)	Per $1,000 principal amount of Notes and excluding accrued and unpaid interest, which will be paid in addition to the total consideration or tender offer consideration, as applicable.
(2)	Per $1,000 principal amount of Notes tendered on or prior to the Consent Time (as defined below).

Holders whose Notes are purchased in the tender offer who validly tender their Notes on or prior to 5:00 p.m., New York City time, on November 25, 2014 (the “Consent Time”) will receive total consideration of $1,053.00 per $1,000 principal amount of Notes tendered, which includes a consent payment of $30.00 per $1,000 principal amount of Notes. Holders must validly tender and not validly withdraw their Notes on or prior to the Consent Time in order to be eligible to receive the total consideration (including the consent payment).

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on December 10, 2014, unless extended or earlier terminated by the Company (the “Expiration Time”).

Holders tendering their Notes after the Consent Time but on or prior to the Expiration Time will be eligible to receive the tender offer consideration of $1,023.00 per $1,000 principal amount of Notes validly tendered, which does not include the consent payment.

Tendered Notes may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on November 25, 2014, unless extended by the Company (the “Withdrawal Deadline”).

Holders may not tender their Notes without delivering their consents to the Proposed Amendments and may not deliver their consents without tendering their Notes pursuant to the tender offer. The Proposed Amendments require the approval of a majority of the aggregate principal amount of the outstanding Notes. If so approved, however, the Proposed Amendments will not become operative until the Company has paid the consent payment to all holders that have validly tendered (and not validly revoked) consents on or prior to the Consent Time. Any tender of the Notes prior to the Withdrawal Deadline may be validly withdrawn and consents may be validly revoked at any time prior to the Withdrawal Deadline, but not thereafter except to the extent that the Company is required by applicable law to provide withdrawal rights.

The early settlement date in respect of any Notes that are validly tendered and not validly withdrawn on or prior to the Consent Time, and accepted by the Company for purchase in the tender offer, will be promptly after the acceptance by the Company of such Notes for purchase following the Consent Time and is expected to be on or about November 26, 2014. The final settlement date in respect of any Notes that are validly tendered after the Consent Time, but on or prior to the Expiration Time, and accepted by the Company for purchase in the tender offer, will be promptly after the acceptance by the Company of such Notes for purchase and is expected to be on or about December 11, 2014, one business day following the Expiration Time. On the applicable settlement date, the Company will also pay accrued and unpaid interest from the last interest payment date for the Notes up to, but not including, the applicable settlement date on the Notes accepted for purchase.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among other things, receipt of the requisite number of consents to the Proposed Amendments and the Company’s consummation of new debt financing on terms and conditions satisfactory to the Company on or prior to the early settlement date.

If any Notes remain outstanding after the tender offer is consummated, the Company currently expects to, in accordance with the terms and conditions of the Indenture, redeem any Notes not purchased pursuant to the tender offer. However, no assurance can be given that such untendered Notes will be redeemed as contemplated or at all. The appropriate notice or notices of redemption, if issued, will be issued at a later date or dates upon the terms and conditions set forth in the Indenture.

The Company has retained Credit Suisse Securities (USA) LLC to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse Securities (USA) LLC, Attn: Liability Management Group, at (212) 538-2147 or (800) 820-1653 (toll free). Requests for documents may be directed to D.F. King & Co., Inc., the information agent and tender agent for the tender offer and consent solicitation, at (877) 361-7968 (toll free) or (212) 269-5550. The tender offer and consent solicitation are being made only through the Offer to Purchase. Holders of Notes are urged to read the Offer to Purchase carefully before making any decisions with respect to the tender offer and consent solicitation because it contains important information, including the terms and conditions of the tender offer and consent solicitation. None of the Company, the dealer manager and solicitation agent or the information agent and tender agent makes any recommendation as to whether or not Notes should be tendered pursuant to the tender offer, and no one has been authorized by any of them to make such a recommendation.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com. Information found on the Company’s website is not incorporated herein by reference.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the commencement and completion of the tender offer and consent solicitation, the consummation of a new debt financing and any redemption of notes not purchased in the tender offer are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099